Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 23, 2013, relating to the financial statements and financial highlights of Frontegra RobecoSAM Global Equity Fund, Frontegra MFG Global Equity Fund, Frontegra MFG Core Infrastructure Fund, Frontegra Timpani Small Cap Growth Fund, Frontegra Netols Small Cap Value Fund, and Frontegra Phocas Small Cap Value Fund, each a series of Frontegra Funds, Inc., for the year ended June 30, 2013, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

October 24, 2013